Exhibit 3.229
AGREEMENT OF LIMITED PARTNERSHIP
OF
BFI ENERGY SYSTEMS OF SOUTHEASTERN CONNECTICUT,
LIMITED PARTNERSHIP
BFI Energy Systems of Southeastern Connecticut, Inc., a Delaware corporation (the “Initial General Partner”) and Browning-Ferris Industries, Inc. (Massachusetts), a Massachusetts corporation (the “Initial Limited Partner”) are entering into this Agreement of Limited Partnership (“Agreement”) as of the 22nd day of November, 1991, for the purpose of forming a limited partnership (the “Partnership”) pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101, et seq. (the “Delaware Act”), and do hereby certify and agree as follows:
1.	Name. The name of the Partnership shall be BFI Energy Systems of Southeastern Connecticut, Limited Partnership, or such other name as the General Partners may from time to time hereafter designate.
2.	Definitions. In addition to terms otherwise defined herein, the following terms are used herein as defined below:
“Event of withdrawal of a General Partner” means an event that causes a person or entity to cease to be a General Partner as provided in Section 17-402 of the Delaware Act.

“General Partners” means the Initial General Partner and any or all other persons or entities admitted as General Partners pursuant to the provisions of this Agreement, so long as it or they remain General Partners. Reference to a “General Partner” means any one of the General Partners.

“Initial General Partner” means BFI Energy Systems of Southeastern Connecticut, Inc., a Delaware corporation.

“Initial Limited Partner” means Browning-Ferris Industries, Inc. (Massachusetts), a Massachusetts corporation.

“Interest” means a partnership interest in the Partnership, either as a General Partner or as a Limited Partner.

“Limited Partners” means the Initial Limited Partner and all other persons or entities admitted as additional or substituted Limited Partners pursuant to this Agreement, so long as they remain Limited Partners. Reference to a “Limited Partner” means any one of the Limited Partners.

“Managing General Partner” means BFI Energy Systems of Southeastern Connecticut, Inc., a Delaware corporation.

“Partners” means those persons or entities who from time to time are the General Partners and the Limited Partners. Reference to a “Partner” means any one of the Partners.
3.	Purpose. The Partnership is formed for the purpose of (i) being a general partner in American Ref-Fuel Company of Southeastern Connecticut, a Connecticut general partnership, and (ii) performing any other acts incidental thereto as may be from time to time agreed to by the General Partners.
4.	Offices.
(a)	The principal office of the Partnership, and such additional offices as the General Partners may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the General Partners may designate from time to time.

(b)	The registered office of the Partnership in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Partnership for service of process at such address is The Corporation Trust Company.
5.	Partners. The name and business or residence address of each Partner of the Partnership, the General Partners and the Limited Partners being separately designated, are as set forth on Schedule I attached hereto, as the same may be amended from time to time.

6.	Term. The term of the Partnership shall commence on the date hereof, the date of filing of the Certificate of Limited Partnership of the Partnership in the Office of the Secretary of the State of Delaware and shall continue until termination of the Partnership in accordance with Section 13 of this Agreement.
7.	Management of the Partnership.
(a)	The Managing General Partner shall have the exclusive right to manage the business of the Partnership, and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Partnership and, in general, all powers permitted to be exercised by a general partner under the Delaware Act. The Managing General Partner may appoint, employ, or otherwise contract with any persons or entities for the transaction of the business of the Partnership or the performance of services for or on behalf of the Partnership, and the Managing General Partner may delegate to any such person or entity such authority to act on behalf of the Partnership as the Managing General Partner may from time to time deem appropriate.

(b)	Except as provided elsewhere in this Agreement, the management and control of the business of the Partnership and the right to act for or bind the Partnership or otherwise to transact any business on behalf of the Partnership shall be by the Managing General Partner.

(c)	No Limited Partner, in his status as such, shall have the right to take part in the management or control of the business of the Partnership or to act for or bind the Partnership or otherwise to transact any business on behalf of the Partnership.

8.	Capital Contributions.
(a)	Initial Contributions. The names, addresses, initial capital contributions, and Percentage Interests are set forth on Schedule I hereto. The initial capital contributions shall be made in cash (or property as approved by the Managing General Partner) concurrently with the execution of this Agreement.

(b)	Deferred Contribution. After November 22, 1992, but on or before January l, 1992, the Initial General Partner may but is not obligated to contribute to the capital of the Partnership either (i) cash in the amount of $17,150, (ii) a 24.5 percent partnership interest in American Ref-Fuel Company of Southeastern Connecticut, a Delaware general partnership or (iii) other property with a fair market value of $17,150.

(c)	Additional Contributions. Additional capital contributions may be called for by the Managing General Partner from time to time for any purpose deemed appropriate by the Managing General Partner in his reasonable discretion as long as such purpose is consistent with the purpose of the Partnership set forth in Section 3 of this Agreement. Such additional capital contributions shall be payable by the Partners to the Partnership in proportion to the Percentage Interests of the Partners set forth in Schedule I. Notwithstanding the foregoing provisions of this Section 8(c), the Partners shall not be required to make additional capital contributions in an aggregate amount which exceeds $1 million.

(d)	Return of Capital. No Partner has the right to receive, and the General Partners have absolute discretion to make, any distributions to a Partner which include a return of all or any part of such Partner’s capital contribution, provided that upon the dissolution of the Partnership, the assets of the Partnership shall be distributed as provided in Section 17-804 of the Delaware Act.

9.	Capital Accounts, Allocations and Distributions.
(a)	Capital Accounts. The capital accounts of the Partners shall be determined and maintained in accordance with the rules of Treas. Reg. § 1.704-1(b)(2)(iv), including any amendments or successor provisions thereto.

(b)	Allocation of Profits and Losses. Except as otherwise provided in this Section, profits and losses of the Partnership, and each item thereof, for each taxable year or other period shall be allocated among the Partners in accordance with their Percentage Interests.

(c)	Liquidation Rule. Upon liquidation of the Partnership (or any partners Interest in the Partnership), liquidating distributions shall be made in all cases in accordance with the positive capital account balances of the Partners, as determined after taking into account all capital account adjustments for the Partnership taxable year during which the liquidation occurs, consistent with the rules set forth in Treas. Reg. § 1.704.1(b)(2)(ii)(b).

(d)	Qualified Income Offset. If a Partner unexpectedly receives an adjustment, allocation, or distribution described in (4), (5) or (6) of Treas. Reg. § 1.704.1(b)(2)(ii)(d), such Partner shall be allocated items of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain of such year) in an amount and manner sufficient to eliminate such deficit balance as quickly as possible.

(e)	Minimum Gain Chargeback. If there is a net decrease in Partnership minimum gain for a Partnership taxable year, the Partners shall be allocated items of Partnership income and gain in accordance with Treas. Reg. § l.704-1T(b)(4)(iv)(e).

(f)	Code and Regulatory Compliance. The provisions of this Section 8 are intended to comply with I.R.C. § 704 and the regulations promulgated thereunder, and shall be interpreted and applied in a manner consistent therewith. The Managing General Partner shall have reasonable discretion to apply the provisions of this Agreement and take such other reasonable action as may be necessary to comply with I.R.C. § 704 and the regulations thereunder.

(g)	Distributions. Distributions of cash (or property) shall be made at such times and in such amounts as the Managing General Partner may determine. Except as provided in this Agreement, distributions shall be made to the Partners in accordance with their Percentage Interests.
10.	Accounting and Records.
(a)	Books and Records. The Partnership shall maintain at its principal place of business separate books of account for the Partnership which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the Partnership business in accordance with generally accepted accounting principles consistently applied. The Partnership shall use the accrual method of accounting in preparation of its annual reports and for tax purposes and shall keep its book accordingly. The expenses chargeable to the Partnership shall include only those which are reasonable and necessary for the ordinary and efficient operation of the Partnership business and the performance of the obligations of the Partnership under any agreements relating to the business of the Partnership. Each Partner shall, at his sole expense, have the right, at any time without notice to any other Partner, to examine, copy, and audit the Partnership’s books and records during normal business hours.

(b)	Reports. The Managing General Partner shall be responsible for the preparation of financial reports of the Partnership and the coordination of financial matters of the Partnership with the Partnership’s accountants. Within 90 days after the end of each fiscal year and within 60 days of the end of any fiscal quarter, the Managing General Partner shall cause each Partner to be furnished with a copy of the balance sheet of the Partnership as of the last day of the applicable period, and a statement of income or loss for the Partnership for such period. Annual statements shall also include a statement showing any item of income, deduction, credit, or loss allocable for federal income tax purposes pursuant to the terms of this Agreement.

(c)	Tax Returns and Elections. The Managing General Partner shall prepare or cause to be prepared all income and other tax returns of the Partnership and shall cause the same to be filed in a timely manner. The Managing General Partner shall furnish to each Partner a copy of each such return, together with any schedules or other information which each Partner may require in connection with such Partner’s own tax affairs. The Managing General Partner shall make all tax elections available to the Partnership.

(d)	Special Basis Adjustment. In connection with any permitted transfer of a Partnership Interest, the Managing General Partner in its sole discretion may cause the Partnership, at the written request of the transferor or the transferee, on behalf of the Partnership and at the time and in the manner provided in Regulations Section 1.754-1(b), to make an election to adjust the basis of the Partnership’s property in the manner provided in Sections 734(b) and 743(b) of the Code, and such transferee shall pay all costs incurred by the Partnership in connection therewith, including, without limitation, reasonable attorneys’ and accountants’ fees.

(e)	Tax Matters Partner. The Managing General Partner shall be the party designated to receive all notices from the Internal Revenue Service which pertain to the tax affairs of the Partnership. The Managing General Partner shall be the “Tax Matters Partner” pursuant to the Code.

(f)	Fiscal Year. The fiscal year of the Partnership shall end on September 30, unless otherwise approved by the Partners. As used in this Agreement, a fiscal year shall include any partial fiscal year at the beginning and end of the Partnership term.

(g)	Bank Accounts. The Managing General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in his immediate possession or control. The funds of the Partnership shall not be commingled with the funds of any other Person and the Managing General Partner shall not employ, or permit any other Person to employ, such funds in any manner except for the benefit of the Partnership. The bank accounts of the Partnership shall be maintained in such banking institutions as are approved by the Managing General Partner and withdrawals shall be made only in the regular course of Partnership business and as otherwise authorized in this Agreement on such signature or signatures as the Managing General Partner may determine.
11.	Assignments of Partnership Interest.
(a)	No Limited Partner shall sell, assign, pledge or otherwise transfer or encumber (collectively “transfer”) all or any part of his interest in the Partnership, nor shall any Limited Partner have the power to substitute a transferee in his place as a substituted Limited Partner, without, in either event, having obtained the prior written consent of the Managing General Partner.

(b)	No General Partner may transfer all or any part of his interest in the Partnership, nor shall any General Partner have the power to substitute a transferee in his place as a substituted General Partner, without, in either event, having obtained the consent of all other General Partners or, if none, the consent of Limited Partners having a majority of Percentage Interests in the Partnership.
12.	Withdrawal. No Partner shall have the right to withdraw from the Partnership except with the consent of all of the General Partners and upon such terms and conditions as may be specifically agreed upon between the General Partners and the withdrawing Partner. The provisions hereof with respect to distributions upon withdrawal are exclusive and no Partner shall be entitled to claim any further or different distribution upon withdrawal under Section 17- 604 of the Delaware Act or otherwise.
13.	Dissolution. Subject to the provisions of Section 15 of this Agreement, the Partnership shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:
(a)	December 31, 2041;

(b)	The determination of all of the General Partners to dissolve the Partnership; or

(c)	The occurrence of an event of withdrawal of a General Partner or any other event causing a dissolution of the Partnership under Section 17- 801 of the Delaware Act.
14.	Continuation of the Partnership. Notwithstanding the provisions of Section 14(c) hereof, the occurrence of an event of withdrawal of a General Partner shall not dissolve the Partnership if at such time there are one or more remaining General Partners and any one or more of such remaining General Partners continue the business of the Partnership (any and all such remaining General Partners being hereby authorized to continue the business of the Partnership without dissolution). If upon the occurrence of an event of withdrawal of a General Partner there shall be no remaining General

Partner (or if no remaining General Partner elects to continue the business of the Partnership as provided in the preceding sentence), the Partnership nonetheless shall not be dissolved and shall not be required to toe wound up if, within ninety (90) days after the occurrence of such event of withdrawal, all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of one or more additional or successor General Partners.
15.	Amendments. This Agreement may be amended only upon the written consent of all Partners.
IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

BFI ENERGY SYSTEMS OF
SOUTHEASTERN CONNECTICUT, INC.
(General Partner)

By:	/s/ Bruce I. Hendrickson

Name:	Bruce I. Hendrickson
Title:	President

BROWNING-FERRIS INDUSTRIES, INC.
(MASSACHUSETTS)
(Limited Partner)

By:	/s/ Gerald K. Burger

Name:	Gerald K. Burger
Title:	Vice President

SCHEDULE I

		Initial	Deferred	Percentage
	Name & Address	Capital Contributions	Capital Contributions	Interest
A.	General Partners

	BFI Energy Systems of Southeastern Connecticut, Inc. c/o Browning-Ferries Industries, Inc. 757 N. Eldridge Houston, Texas 77079	$350 Cash 24.5% partnership interest in American Ref-Fuel Company of Southeastern Connecticut, a Delaware general partnership	In accordance with Section 8(b) of the Agreement, either (i) cash in the amount of $17,150, (ii) a 24.5% partnership interest in American Ref-Fuel Company of Southeastern Connecticut, a Delaware general partnership, or (iii) other property with a fair market value of $17,150.	1%

B.	Limited Partners	$350 Cash	None	99%

	Browning-Ferris, Industries, Inc. (Massachusetts) 100 Hallet Street Boston, MA 02124